EXHIBIT 99.1
News Release

For Immediate Release June 9, 2004	Contact: Steven E. Wilson Chief Financial Officer (304)424-8704

United Bankshares, Inc. Announces
Sale of Its Mortgage Banking Subsidiary
And Plans to Prepay Long-Term Debt

     PARKERSBURG, WV—United Bankshares, Inc. (NASDAQ: UBSI), today announced that it has entered into a definitive agreement to sell its wholly-owned mortgage banking subsidiary, George Mason Mortgage, LLC (“Mason Mortgage”) to Cardinal Financial Corporation (“Cardinal”) of McLean, Virginia for an amount equivalent to Mason Mortgage’s tangible net worth plus cash of $17 million in exchange for all of the outstanding membership interests in Mason Mortgage. The cash proceeds arising from the transaction as well as monies received from Mason Mortgage to repay amounts borrowed from United will be used to prepay certain Federal Home Loan Bank (FHLB) long-term advances in the amount of approximately $135 million with a weighted average interest rate of 6.43%. The prepayment of these borrowings will result in a pre-tax charge of approximately $16.8 million, but will lower annual interest expense paid by approximately $8.7 million. Consummation of the sale is subject to certain conditions, including completion of satisfactory due diligence by Cardinal.

     United will continue to be in the mortgage banking business, but not on a wholesale basis. “With an increasing interest rate environment approaching, we believe the time was right to sell our mortgage banking subsidiary. We felt that we had achieved the best from our mortgage banking segment during an extended period of historically low interest rates. United will continue its focus on retail mortgage lending through our banking subsidiaries,” stated Richard M. Adams, Chairman and Chief Executive Officer of United.

     For the first quarter of 2004, results from United’s mortgage banking operations were significantly lower than last year’s results. Mason Mortgage sold approximately $586 million in mortgage loans during the first quarter of 2004 as compared to approximately $1.1 billion and $818 million for the first quarter and fourth quarters of 2003, respectively. This sales activity level for the first quarter of 2004 was $505 million or a 46% decrease from the sales level for the first quarter of 2003, and $233 million or a 28% decline from the sales level for the fourth quarter of 2003.

United Bankshares, Inc. Announces...
June 9, 2004
Page Two

     “The sale of Mason Mortgage should make future earnings less volatile and combined with the payment of long-term debt, should result in increased earnings,” added Adams. “Mason Mortgage contributed less than 2¢ per diluted share of United’s first quarter 2004 earnings of 53¢ per diluted share.”

     United’s Virginia banking subsidiary, United Bank, is the third largest independent bank headquartered in Virginia with nearly $3 billion in assets. United Bankshares, with $6.4 billion in assets, has 91 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. In 2003, United increased dividends to shareholders for the 30th consecutive year and in the first quarter of 2004 reported record earnings. Based upon return on average assets and return on average equity, United continues to be one of the best performing banking companies in the nation. United Bankshares stock is traded on the NASDAQ Stock Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.